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                                                                      EXHIBIT 99





600 Powers Building, 16 West Main Street,                           585-454-1250
Rochester, New York 14614-1601

FOR IMMEDIATE RELEASE                           CONTACT:  Mark W. Leunig
                                                Director of Investor Relations
                                                (585) 454-1250



                   GENESEE CORPORATION ANNOUNCES REPAYMENT OF
                   ------------------------------------------
                         MANAGEMENT BUYOUT BRIDGE LOAN
                         -----------------------------
                    AND $5 PER SHARE LIQUIDATING DISTRIBUTION
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         ROCHESTER, NEW YORK, July 31, 2002 -- Genesee Corporation (NASDAQ/NMS:
GENBB) announced today that it had received payment in full from High Falls Brewing Company of the $6 million seller bridge loan that financed a portion of the purchase price in the December 2000 management buyout of the Corporation's brewing business.

         As a result of these transactions, the Corporation declared a partial liquidating distribution of $5.00 per share, payable on August 26, 2002 to Class A and Class B shareholders of record on August 19, 2002. The partial liquidating distribution announced today is the fourth paid by the Corporation pursuant to the plan of liquidation and dissolution approved by the Corporation's shareholders in October 2000 and brings the total of liquidating distributions paid to date to $51.1 million. Distributions totaling $25.50 per share were paid to shareholders on March 1, 2001, November 1, 2001 and May 17, 2002.

         Under the terms of the management buyout, the bridge loan was due and payable by High Falls Brewing Company upon its receipt of a Section 108 grant and loan from the U.S. Department of Housing and Urban Development, which it recently received.

         "We are very pleased that the strong performance of High Falls Brewing Company allowed it to complete its HUD financing and pay off the Corporation's bridge loan," said Mark W. Leunig, Senior Vice President and Chief Administrative Officer of Genesee Corporation.


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With repayment of the bridge loan, only $4 million remains unpaid from the $11 million in financing provided by the Corporation to facilitate the management buyout. Of the remaining indebtedness, $1 million is due on December 15, 2002 and the remaining $3 million is due on December 15, 2003.

         Taking into account the bridge loan payment and the $5.00 per share liquidating distribution payable August 26, 2002, the Corporation updated its estimate of net assets in liquidation to $21.3 million, or $12.69 per share, compared to net assets in liquidation at April 27, 2002 of $29.6 million, or $17.69 per share.

         The Corporation expects to make additional liquidating distributions as other contingent liabilities from the sale of the Corporation's brewing business are discharged and as it receives payment on the $4 million balance outstanding from High Falls Brewing Company. The Corporation also expects to make additional liquidating distributions as contingent liabilities and post-closing obligations from the sale of the Corporation's foods business are discharged and it receives up to $2.4 million escrowed in connection with the sale of the foods business. This escrow is scheduled to expire in April 2003. Other factors that will affect the amount and timing of additional liquidating distributions are identified in the information below.

FORWARD-LOOKING STATEMENTS
--------------------------

         Statements made in this news release about the net assets of the Corporation in liquidation are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to a number of significant risks and uncertainties, and there can be no assurance that the expectations reflected in those statements will be realized or achieved. Such risks and uncertainties include, without limitation, the amount and timing of payments to the Corporation by the purchaser of the Corporation's brewing business under promissory notes held by the Corporation; the risk of default by the purchaser of the Corporation's brewing business on its payment and other obligations under such notes; the possible extension of payment under the terms of promissory notes related to the sale of the Corporation's brewing business; the amount that will ultimately be realized from, and the timing of, the sale of the remaining assets of the Corporation; the possibility of delay in finding buyers for and completing the sale of the remaining assets of the Corporation; possible contingent liabilities and post-closing indemnification and other obligations arising from the sale of the


                                      MORE


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Corporation's brewing, foods and equipment leasing businesses and other assets;
and risks associated with the liquidation and dissolution of the Corporation, including without limitation, settlement of the Corporation's liabilities and obligations, costs incurred in connection with carrying out the plan of liquidation and dissolution, the amount of income earned during the liquidation period on the Corporation's bond portfolio and investments in money market funds, risks that the market value of the Corporation's bond portfolio could decline, risks associated with investment in bonds and money market funds in the current low interest rate environment, and the actual timing of the winding up and dissolution of the Corporation. Rules governing liquidation accounting require the Corporation to estimate the net value of assets in liquidation. The estimates of net assets in liquidation are based on present facts and circumstances andthe value of assets actually realized in liquidation is expected to differ from the amounts estimated and could be greater or lesser than the amounts estimated. Accordingly, it is not possible to predict the aggregate amount that will ultimately be distributable to shareholders and no assurance can be given that the amount to be received in liquidation will equal or exceed the estimate of net assets in liquidation per share set forth herein.


Copies of Genesee Corporation news releases are available free of charge on the Internet at http://www.prnewswire.com/comp/352775.html
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                                       END